As filed with the Securities and Exchange Commission on June 8, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quantum Fuel Systems Technologies Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0933072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17872 Cartwright Road Irvine, CA	92614
(Address of Principal Executive Offices)	(Zip Code)

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

2011 STOCK INCENTIVE PLAN

(Full title of the plan)

W. Brian Olson, Chief Executive Officer

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, CA 92614

(949) 399-4500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Commission is requested to mail signed copies of all orders, notices and communications to:

Kenneth R. Lombardo, Esq.

Quantum Fuel Systems Technologies Worldwide, Inc.

19500 Hall Rd., Suite 102

Clinton Township, MI 48038

Telephone: (586) 948-9534

Facsimile: (586) 948-9537

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[2]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock[1]	3,100,000 shares	$0.59[3]	$1,829,000[3]	$209.60

[1]

Common Stock, $0.02 par value, offered by Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) pursuant to the Quantum Fuel Systems Technologies Worldwide, Inc. 2011 Stock Incentive Plan (the “Plan”).

[2]

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

[3]

Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and were determined based on the average of the high and low sales prices of the Company’s Common Stock on June 6, 2012 as reported by the NASDAQ Global Market.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Transition Report on Form 10-K for the eight month period ended December 31, 2011, filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2012, and as amended on April 27, 2012;

(b)	The description of the Company’s Common Stock, par value $0.02 per share, contained in the Company’s Registration Statement on Form S-3, filed with the Commission on September 9, 2011, including any amendment or report filed for the purpose of updating such description; and

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Company since the end of the eight month period covered in its Transition Report referred to in (a) above.

All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article XI of the Company’s Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders in accordance with the foregoing provisions of Section 102(b)(7).

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 under the Securities Act.

Under Section 145 of the DGCL, a Delaware corporation has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the Company if it is determined that the director or the officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article XI of the Company’s Restated Certificate of Incorporation provides that any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL.

The Company has purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the officers and directors of the Company in connection with the performance of their duties. In addition, the Company has entered into indemnity agreements with its directors and certain of its executive officers that obligate the Company to indemnify such directors and executive officers to the fullest extent permitted by the DGCL.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An Exhibit Index immediately follows the signature page of this Form S-8.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 8, 2012.

Quantum Fuel Systems Technologies Worldwide, Inc.
(Registrant)

By:	/s/ W. Brian Olson
W. Brian Olson Chief Executive Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Brian Olson and Bradley J. Timon, and each of them, with full power to act without the other and full power of substitution, as his attorneys-in-fact and agents for him and in his name and on his behalf as a director and/or officer of Quantum Fuel Systems Technologies Worldwide, Inc. to prepare and sign any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact, or either of them, may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ W. Brian Olson W. Brian Olson	Chief Executive Officer (Principal Executive Officer)	June 8, 2012

/s/ Bradley J. Timon Bradley J. Timon	Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2012

/s/ Brian A. Runkel Brian A. Runkel	Director	June 8, 2012

/s/ G. Scott Samuelsen G. Scott Samuelson	Director	June 8, 2012

/s/ Carl E. Sheffer Carl E. Sheffer	Director	June 8, 2012

/s/ Paul Grutzner Paul Grutzner	Director	June 8, 2012

/s/ Jonathan Lundy Jonathan Lundy	Director	June 8, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1	Quantum Fuel Systems Technologies Worldwide, Inc. Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement filed on September 16, 2011).

5.1	Opinion of Kenneth R. Lombardo with respect to the validity of the Common Stock, filed herewith.

23.1	Consent of Kenneth R. Lombardo (contained in Exhibit 5.1 hereto).

23.2	Consent of Haskell & White LLP, filed herewith.

23.3	Consent of Ernst & Young LLP, filed herewith.

24.1	Powers of Attorney (included on the signature page of this registration statement).